EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLARUS ANNOUNCES FIRST QUARTER 2009 RESULTS

STAMFORD, CONNECTICUT – MAY 4, 2009 -- Clarus Corporation (OTC:CLRS) today announced financial results for the quarter ended March 31, 2009.  Clarus reported no revenues for the quarters ended March 31, 2009 and 2008, respectively.  Net loss for the first quarter of 2009 was $601,000 or $0.04 per diluted share compared to a net loss of $417,000 or $0.02 per diluted share during the comparable period of 2008.  The increase in net loss was primarily due to a $411,000 reduction in interest income from declining interest rates on our cash, cash equivalents and marketable securities, partially offset by a $227,000 decline in operating expenses due to a reduction in employee bonus expense, state and local non-income based taxes and non-cash equity compensation, compared to the prior year quarter.  The weighted average investment yield for our investments for the quarter ended March 31, 2009 was 1.94% compared to 3.69% for the quarter ended March 31, 2008.  The current earnings rate as of April 24, 2009, is 1.40%.

As of March 31, 2009, Clarus' cash, cash equivalents and marketable securities were $85.1 million compared to $86.0 million as of December 31, 2008.  Our cash, cash equivalents and marketable securities of $85.1 million at March 31, 2009 divided by 17.4 million shares of common stock outstanding equals $4.89 per share.

Clarus estimates that it has available net operating loss, research and experimentation credit and alternative minimum tax credit carryforwards for U.S. federal income tax purposes of approximately $226.0 million, $1.3 million and $56,000, respectively, which expire in varying amounts beginning in the year 2009, after application of the limitation under Section 382 of the Internal Revenue Code.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Clarus' beliefs, expectations, intentions and strategies regarding Clarus, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value, the unavailability of our net operating loss carry forward, and that the unaudited financial information provided in this press release may be adjusted as a result of the year end audit. Clarus cannot guarantee its future performance. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Clarus' business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Clarus' filings with the Securities and Exchange
Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.claruscorp.com or the SEC's web site at http://www.sec.gov.

For more information, contact:

Philip A. Baratelli
Chief Financial Officer
Clarus Corporation
(203) 428-2000
pbaratelli@claruscorp.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	MARCH 31,	DECEMBER 31,
	2009	2008
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$56,314	$19,342
Marketable securities	28,777	66,670
Interest receivable	29	24
Prepaids and other current assets	151	109
Total current assets	85,271	86,145

PROPERTY AND EQUIPMENT, NET	946	1,032
TOTAL ASSETS	$86,217	$87,177

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$188	$383
Total current liabilities	188	383

Deferred rent	409	410

Total liabilities	597	793

STOCKHOLDERS' EQUITY:
Preferred stock, $.0001 par value; 5,000,000 shares authorized; none issued	--	--
Common stock, $.0001 par value; 100,000,000 shares authorized; 17,441,747 and 17,441,747 shares issued and 17,366,747 and 17,366,747 outstanding in 2009 and 2008, respectively	2	2
Additional paid-in capital	370,643	370,504
Accumulated deficit	(285,124)	(284,523)
Treasury stock, at cost	(2)	(2)
Accumulated other comprehensive gain	101	403

Total stockholders' equity	85,620	86,384

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$86,217	$87,177

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008
REVENUES:	$--	$--
Total revenues	--	--

OPERATING EXPENSES:
General and administrative	923	1,150
Depreciation expense	89	89
Total operating expenses	1,012	1,239

OPERATING LOSS	(1,012)	(1,239)
INTEREST INCOME	411	822
NET (LOSS)	$(601)	$(417)

(Loss) per common share:
Basic	$(0.04)	$(0.02)
Diluted	$(0.04)	$(0.02)

Weighted average common shares outstanding:
Basic	16,867	16,867
Diluted	16,867	16,867

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(601)	$(417)
Adjustments to reconcile net (loss)to net cash used in operating activities:
Depreciation on property and equipment	89	89
Amortization of equity compensation plans	139	198
Amortization of discount on securities, net	(324)	(595)
Changes in operating assets and liabilities:
(Increase)/decrease in interest receivable, prepaids and other current assets	(47)	104
Decrease in accounts payable and accrued liabilities	(195)	(248)
(Decrease)/increase in deferred rent	(1)	17
NET CASH USED IN OPERATING ACTIVITIES	(940)	(852)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	--	(27,641)
Proceeds from maturity of marketable securities	37,915	9,000
Purchase of property and equipment	(3)	--
NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES	37,912	(18,641)

CASH FLOWS FROM FINANCING ACTIVITIES:

NET CASH PROVIDED BY FINANCING ACTIVITIES	--	--

CHANGE IN CASH AND CASH EQUIVALENTS	36,972	(19,493)
CASH AND CASH EQUIVALENTS, beginning of period	19,342	41,886
CASH AND CASH EQUIVALENTS, end of period	$56,314	$22,393

SUPPLEMENTAL DISCLOSURE:
Cash paid for franchise and property taxes	$70	$161